UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2006

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 224-8770

900 Bestgate Road, Suite 100, Annapolis, Maryland 21401

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Amendment No. 1 to Employment Agreement of Theodore I. Pincus

On March 21, 2006, FTI Consulting, Inc. (“FTI”) entered into Amendment No. 1 (the “Amendment”) to the Employment Agreement dated as of November 5, 2002 (the Employment Agreement”) of Theodore I. Pincus, Executive Vice President and Chief Financial Officer, of FTI. Pursuant to the Amendment, the term of Mr. Pincus’ Employment Agreement, which would have expired on November 2, 2006, has been extended until November 2, 2007 (the “Continuation Date”) and, thereafter, the term will automatically renew for an additional year from year to year (each an “Annual Renewal,” and collectively the “Annual Renewals”) unless either party provides written notice of non-renewal to the other party at least 45 days prior to end of the Continuation Date or the expiration of such Annual Renewal term, as applicable. In addition, pursuant to the Amendment, Mr. Pincus’ base salary increased to $650,000 per annum. During the three year transition period provided under the Employment Agreement, Mr. Pincus will be required to devote the first six months to training and transitioning a new chief financial officer for FTI, and would earn $650.00 per hour for each hour worked in excess of the 500 hours called for during each annual transition period. In addition, Mr. Pincus will have a special bonus opportunity of up to $325,000 that could be earned following completion of the first six months of his transition period in the discretion of the Compensation Committee of the Board of Directors. The Amendment is filed herewith as Exhibit 10.1 and hereby is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to Employment Agreement dated as of November 2, 2002, made and entered into as of the 21st day of March, 2006, by and between FTI Consulting, Inc., a Maryland corporation with its principal executive office in Baltimore, Maryland, and Theodore I. Pincus

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: March 21, 2006	By:	/S/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Employment Agreement dated as of November 2, 2002, made and entered into as of the 21st day of March, 2006, by and between FTI Consulting, Inc., a Maryland corporation with its principal executive office in Baltimore, Maryland, and Theodore I. Pincus